Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

USD Partners LP
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-201275) and Form S-3 (No. 333-214565 and No. 333-211181) of USD Partners LP of our report dated March 9, 2017, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP
Houston, Texas
March 9, 2017